Exhibit 10.1

EXECUTION COPY

TIBCO SOFTWARE INC.

VIVEK RANADIVÉ AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Agreement is effective as of February 28, 2012 (the “Effective Date”), by and between TIBCO Software Inc. (the “Company”) and Vivek Ranadivé (“Executive”), and amends and restates the employment agreement that the parties originally entered into as of November 30, 2004 and amended in September 2008 (the “Prior Agreement”).

1. Duties and Scope of Employment.

a) Positions and Duties. At the Effective Date, Executive will continue serving as Chief Executive Officer of the Company and as Chairman of its Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

b) Board Membership. At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval.

c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid compensation, vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with the Company, including, without limitation, his position as a member of the Board, immediately following the termination of his employment if the Board so requests.

3. Term of Agreement. This Agreement shall be renewed for a term of three years commencing on the Effective Date.

4. Compensation.

a) Base Salary. During fiscal year 2012, the Company will pay Executive an annual salary of $575,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review, and adjustments will be made based upon the Company’s standard practices.

b) Annual Bonus. Executive’s annual target bonus, including Executive’s 2012 fiscal year target bonus, will be 100% of Base Salary (“Target Bonus”). Executive’s annual bonus will be payable upon achievement of performance goals established by the Compensation Committee of the Board (the “Committee”). Executive will have the opportunity to discuss the nature of such achievement or performance goals with the Committee prior to such goals being established. The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of Executive’s performance goals, as determined by the Committee. The Committee also will take into account changes to the size or capabilities of the Company in determining actual bonus amounts. Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices (including, without limitation, any claw back or recoupment policy that the Company may adopt in the future, which policy generally applies to all senior executives of the Company) for paying executive incentive compensation, provided however that any bonus payable under this Section 4(b) will be paid by the later of (i) two-and-one-half months after the end of the Company’s fiscal year to which it relates or (ii) two-and-one-half months after the end of the Executive’s taxable year in which the bonus becomes payable.

c) Equity Compensation. In fiscal year 2012, the Company will grant Executive one or more restricted stock unit awards (or similar awards) covering in the aggregate (assuming maximum achievement of applicable performance objectives) 700,000 shares of Company common stock. The Company may also grant equity awards to Executive in future fiscal years which may be based on achievement of applicable performance conditions at the maximum level specified and satisfaction of applicable time-based vesting conditions. Any future equity awards shall be in the sole discretion of the Committee. The awards will be subject to the Company’s then standard terms and conditions for grants and may also be subject to performance based vesting, all as determined by the Committee in its discretion. The Executive will have the opportunity to discuss the nature of any applicable performance goals with the Committee prior to such performance goals being established.

Notwithstanding anything in this Section 4(c) to the contrary, the Company’s ability to grant equity awards, including the awards described in the preceding paragraph, under Company stock plans is subject to stockholder approval of reservation of the requisite number of shares.

5. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Any such reimbursements shall be made or provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to, the following provisions: (i) the amount of any expense reimbursement or in-kind benefit provided during a taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of the Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

In addition, the Company will reimburse Executive for any amount he is required to pay as a result of application to him in an individual capacity of the filing and fee payment requirements of Section 7(A)(a) of the Clayton Act, as amended, in conjunction with certain requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or any similar non-U.S. law (such amounts, including penalties or interest thereon, the “HSR Fees”). Such reimbursement shall include payment of such additional amount (including on an iterative basis) intended to fully gross him up for all taxes of any nature that he might be required to pay as a result of the Company’s payment of any HSR Fee amount and any additional gross-up amount(s). For purposes of calculating these amounts, all taxes will be assumed to apply to Executive at the highest marginal rate. Payments required under this paragraph shall be made no later than March 15th of the year following the year in which Executive is required to remit a HSR Fee. The HSR Fees paid by Executive during 2011, plus the applicable full gross-up amount, shall be paid by March 15, 2012.

7. Severance.

a) Termination Without Cause or Resignation for Good Reason other than in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Base Salary for a period of 12 months, (ii) a lump-sum payment, paid at the time fiscal year bonuses are paid to other executives (but in no event later than March 15 of the year following the year in which Executive’s termination of employment occurs), equal to 1.0 times Executive’s actual bonus for the fiscal year immediately preceding the fiscal year in which the termination occurs, (iii) reimbursement for premiums paid to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans (as defined in Section 9 below) for the Continuance Period (as defined in Section 9 below), or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), and (iv) except to such greater extent as may be set forth in the applicable award agreement, 12 months’ accelerated vesting of equity awards then held by the Executive (performance conditions applicable to performance-based equity awards that might under the award terms have been satisfied in such 12-month period shall remain in place unless the Board, in its sole discretion, waives such condition and accelerates such vesting effective as of the termination date) whether granted prior to, on or after the Effective Date. In addition, Executive will have 12 months to exercise any stock options that have the accelerated vesting described in the preceding sentence. In no case, however, shall any equity award be exercisable after the expiration of its term.

b) Termination Without Cause or Resignation for Good Reason in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Base Salary for a period of 24 months, (ii) a lump-sum payment, paid no later than March 15 of the year following the year in which Executive’s termination of employment occurs, equal to twice the average of Executive’s actual bonuses for the two fiscal years immediately preceding the fiscal year in which the Change of Control occurs, (iii) reimbursement for premiums paid to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), (iv) except to such greater extent (with respect to performance vesting awards) as may be reflected in the applicable award agreement, 100% vesting of all equity awards then held by Executive, whether granted prior to, on or after the Effective Date, and, if applicable (v) a Section 280G gross-up, as described in Section 17 below. In addition, Executive will have 24 months to exercise equity awards that have the accelerated vesting described in the preceding sentence. In no case, however, shall any equity award be exercisable after the expiration of its term.

c) Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will not be entitled to any severance but Executive will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements.

d) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements; and (ii) except as otherwise may be reflected in any applicable award agreement, Executive’s outstanding equity awards will accelerate such that he will be treated as immediately vested in and able to exercise or be distributed all award shares that would have vested and become exercisable or distributable had he remained employed for an additional twelve (12) months and had all applicable performance objectives been achieved at target level during such period and will thereafter terminate in accordance with the terms and conditions of the applicable award agreement(s); provided that if distribution immediately upon such termination would result in an award’s becoming subject to early income inclusion and/or additional tax and penalties under Code Section 409A, then the award shares will become vested as provided in this Clause (ii) but shall not be distributed until the date on which vested shares would have been distributed but for this sentence.

8. Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like (the “Other Benefits”), severance payments and benefits due to Executive under this Agreement will be first paid under this Agreement and the Other Benefits will be reduced. The Other Benefits will only be paid to the extent that they exceed those provided under this Agreement and only to the extent such reduction does not subject Executive to any early income inclusion or additional tax or penalty under Code Section 409A.

9. Conditions to Receipt of Severance; No Duty to Mitigate.

a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in the form attached hereto as Exhibit A (the “Release”), and provided that such Release is effective no later than sixty (60) days following the termination of employment (such deadline, the “Release Deadline”). If Executive does not execute the Release by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement. No severance or other benefits pursuant to Section 7 will be paid or provided until the Release becomes effective. Notwithstanding any contrary provisions of Section 7, in the event that the termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Executive’s termination occurs, any severance that would be considered Deferred Compensation Separation Benefits (as defined in Section 10) will be paid on the later of, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each severance benefit, or (iii) such time as required by Section 10.

b) Non-Competition. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7(b), Executive agrees not to engage in Competition (as defined below) during the Continuance Period. If Executive engages in Competition within the Continuance Period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7(b) will cease immediately. The sole remedy the Company will have against Executive in the event of a breach of this Section 8(b) shall be that provided in the preceding sentence.

c) Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees that, during the Continuance Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the “No-Inducement”), and (ii) not intentionally divert business away from the Company by soliciting business from any of the Company’s substantial customers and users who would otherwise have placed the solicited order with the Company (the “No Solicit”). If Executive breaches the No-Inducement or No Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7 will cease immediately. The sole remedy the Company will have against Executive in the event of a breach of this Section 8(c) shall be that provided in the preceding sentence.

d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10. Definitions. The following terms referred to in this Agreement will have the following meanings:

a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

b) Cause. For purposes of this Agreement, “Cause” means (i) Executive’s act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in Executive’s substantial personal enrichment, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s willful failure to perform his duties or responsibilities, or (iv) Executive’s violation or breach of any fiduciary or contractual duty to the Company which results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event and if such event is cured within that 30-day period, then grounds will no longer exist for terminating his employment for Cause.

c) Change of Control. For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold

(either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of members of the Board (“Directors”), as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

d) Competition. For purposes of this Agreement, Executive will be deemed to have engaged in “Competition” if he, without the consent of the Board, following a Change of Control and following a termination of his employment described in Section 7(b), directly or indirectly provides services relating to the enterprise application integration space (whether as an employee, consultant, agent, corporate officer, director, or otherwise) to, or participates in the financing, operation, management, or control of, Microsoft Corporation, International Business Machine Corporation, Oracle, SAP A.G., or Software A.G. (each, together with their successors and assigns, a “Restricted Company”), or any division, unit or affiliate of a Restricted Company involved in the enterprise application integration space (such a division, unit or affiliate, a “Restricted Division”). Notwithstanding the foregoing, nothing contained in this Section 9(d) or in Section 8(b) above shall prohibit Executive from being employed or engaged in a corporate function or senior management position (and holding commensurate equity interests) with a Restricted Company that is engaged in multiple lines of business, one of which includes a Restricted Division, so long as Executive does not provide to the Restricted Division services of a sort that differ significantly from the services he provides to the other divisions, units or affiliates for which he has responsibility within the overall organization.

e) Continuance Period. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 7.

f) Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.

g) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a material reduction in Executive’s position or duties other than removal from the position of Chairman if the Board decides to separate the roles of CEO and Chairman, (ii) a material reduction in Executive’s Base Salary or Target Bonus other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the base salary and/or target annual incentive by a percentage reduction that is no greater than 10%, (iii) a material and significant reduction in the aggregate compensation paid to Executive pursuant to the Company’s employee benefits package (including Executive’s participation in health plans, retirement plans and other significant benefit programs) other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of the aggregate value of the employee benefits by a percentage reduction that is no greater than 10%, or (iv) relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than 30 miles from its prior location (where such relocation results in an increase in Executive’s one-way commute). Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a cure period of thirty (30) days following the date of such notice.

h) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated during the period beginning three months prior to a Change of Control and ending twelve months following a Change of Control.

i) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s employment is terminated.

11. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) at the time of Executive’s “separation from service” (as defined under Section 409A) that is not as a result of his death, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which does not exceed the Section 409A Limit (as defined above) may be made within the first six (6) months following Executive’s separation of service in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s separation of service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation of service date. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation of service but prior to the six (6) month anniversary of the date thereof, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. All references to a termination of Executive’s employment hereunder shall be deemed to occur only if there is a “separation from service” as defined under Section 409A. Each payment and benefit under this Agreement is hereby designated as a separate payment for purposes of Section 409A.

12. Insurance. The Company will provide Executive with Director and Officer error and omissions insurance and ERISA fiduciary insurance in accordance with the Company’s insurance practices for executive officers.

13. Confidential Information. Executive acknowledges that the Nondisclosure/ Assignment Agreement between Executive and the Company (the “Confidential Information Agreement”) will continue in effect. During the Employment Term, Executive agrees to execute any updated versions of the Company’s form of Nondisclosure/Assignment Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

15. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

If to Executive:

at the last residential address known by the Company.

16. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

17. Arbitration.

a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in Santa Clara County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly,

except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.

e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

18. Section 280G of the Code.

a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 17(a)(ii), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance and other benefits under Section 7 will be either:

a) delivered in full, or

b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of continued employee benefits under Company Benefit Plans. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in a manner designed to provide Executive with the greatest economic benefit. If more than one manner of cancellation of accelerated vesting benefits yields the greatest economic benefit, accelerated vesting of equity awards will be reduced pro rata.

b) Subject to the provisions of Section 17(f) below, all determinations required to be made under this Section 17, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a reduction in payments and benefits is required, will be made by the Company’s independent public accounting firm prior to the Change of Control (the “Accounting Firm”). If the Company’s independent public accounting firm is serving as accountant or auditor for the person or entity effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm to serve, and such firm shall be deemed to be the “Accounting Firm” for purposes of this Section 17. The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the date of the Change of Control or the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. The Accounting Firm will furnish Executive with an opinion stating that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of any Excise Tax or reduction in payments and benefits will be binding upon the Company and Executive.

c) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 17(b) above.

d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 17(b) and 17(d) above will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within twenty (20) days after receipt from Executive of a statement therefore and reasonable evidence of his payment thereof.

f) If, for any reason, the Accounting Firm, as defined above, fails to act in the manner contemplated by this Section 17 within a reasonable period of time, the Executive may appoint another nationally recognized independent accounting firm with the consent of the Company (unless such consent is unreasonably withheld or delayed), to perform all of such duties of the Accounting Firm that are contemplated by this Section 17, in which event such independent accountants will thereafter be deemed to be the “Accounting Firm” for purposes of this Section 17.

g) Section 280G Gross-up. Executive and the Company hereby agree that the Section 280G gross-up contained in Executive’s Prior Agreement no longer is in effect. At the time of any renewal or replacement of this Agreement, Executive and the Company agree to negotiate in good faith the issue of whether they will reinstitute a gross-up of any taxes to which Executive might become subject as a result of application of Sections 280G and 4999 of the Code, to payments or benefits received by or owed to him under such subsequent agreement.

19. Legal and Tax Expenses. During the term of this Agreement, the Company will reimburse Executive up to $35,000 for reasonable expenses relating to legal, accounting and tax advice incurred by him in connection with the negotiation, execution and modification of this Agreement.

20. Integration. This Agreement, together with the Confidential Information Agreement and Executive’s Company equity award agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the employment agreement between the Company and Executive, dated November 30, 2004. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto. With respect to equity awards granted on or after the date hereof, the provisions of this Agreement will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

21. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

22. Survival. The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 7, 8 and 16 will survive the termination of this Agreement.

23. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

24. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

25. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

26. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

27. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TIBCO SOFTWARE INC.

By:	/s/ William R. Hughes	Date: February 28, 2012
Title:	Executive Vice President, General Counsel & Secretary

EXECUTIVE:

/s/ Vivek Ranadivé	Date: February 28, 2012
Vivek Ranadivé

EXHIBIT A

FORM OF RELEASE OF CLAIMS AGREEMENT

TIBCO SOFTWARE INC.

RELEASE OF CLAIMS AGREEMENT

RECITALS

This Release and Non-Disparagement Agreement (the “Agreement”) is made by and between Vivek Ranadive (“Employee”) and TIBCO Software Inc. or its subsidiary (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”):

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an employment agreement with the Company dated February     , 2012 (the “Employment Agreement”);

WHEREAS, the Employee’s employment with the Company has terminated effective [Click And Type Date] (“Termination Date”) and Employee shall be eligible to receive benefits under the Employment Agreement; and,

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Release of Claims. Employee agrees that the benefits provided in the Employment Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, founders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts or facts or damages that have occurred up until and including the Effective Date of this Agreement including, without limitation:

a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c) any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act, except as prohibited by law; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act; the California Labor Code and the Sarbanes-Oxley Act of 2002;

e) any and all claims for violation of the federal, or any state, constitution;

f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or under Section 7 of the Employment Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). The Company acknowledges that the release under this Agreement does not release the Company from its obligation to provide insurance under Section 12 of the Employment Agreement.

2. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given under Section 7 of the Employment Agreement for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has forty-five (45) days within which to consider this Agreement; (c) as set forth in the Decisional Unit Information Letter attached hereto as Exhibit A, he has been advised in writing by the Company of the decisional unit for this reduction in force, as well as the class, unit, or group of individuals affected, and the job titles and ages of all individuals who were and were not affected; (d) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (e) this Agreement shall not be effective until after the revocation period has expired; and (f) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 45-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by delivery of a written notification to [insert contact information for appropriate Company representative – e.g., HR and contact information] prior to the Effective Date.

3. Civil Code Section 1542. The Employee represents that the Employee is not aware of any claim by him other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

4. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

5. Non-Competition. Employee acknowledges and agrees that the terms and conditions of Section 9(b) of the Employment Agreement relating to non-competition remain in effect for the applicable Continuance Period (as defined in the Employment Agreement).

6. Non-Solicitation. Employee acknowledges and agrees that the terms and conditions of Section 9(c) of the Employment Agreement relating to non-solicitation remain in effect for the applicable Continuance Period.

7. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

8. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

9. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and an authorized representative of the Company.

10. Governing Law. This Agreement shall be construed, interpreted, governed and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the State of California.

11. Effective Date. Employee has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by both Parties and has not been revoked before that date (the “Effective Date”).

12. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

13. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

a) he has read this Agreement;

b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or that he has voluntarily declined to seek such counsel;

c) he understands the terms and consequences of this Agreement and of the releases it contains; and

d) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Vivek Ranadive, an individual

Dated: February , 2012
Vivek Ranadive
TIBCO Software Inc.

Dated: February , 2012	By
[Click and Type Officer Name]
[Click and Type Title]